UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

SPROUTS FARMERS MARKET, INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

85208M102

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Holdings (Overseas), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,545,471 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,545,471 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,545,471 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Incentive, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Coinvest, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Sprouts Holdings (Overseas) GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 7,545,471 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,545,471 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,545,471 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 8,302,329 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 8,302,329 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,302,329 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 85208M102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,847,800 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,847,800 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,847,800 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 10.5%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Sprouts Farmers Market, Inc.
(b)	Address of Issuer’s Principal Executive Offices 11811 N. Tatum Boulevard, Suite 2400 Phoenix, Arizona 85028

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) AP Sprouts Holdings, LLC (“Sprouts LLC”), (ii) AP Sprouts Holdings (Overseas), L.P. (“Sprouts Overseas”), (iii) AP Sprouts Incentive, LLC (“Sprouts Incentive”), (iv) AP Sprouts Coinvest, LLC (“Sprouts Coinvest”), (v) AP Sprouts Management, LLC (“Sprouts Management”), (vi) AP Sprouts Holdings (Overseas) GP, LLC (“Sprouts Overseas GP”) (vii) Apollo Investment Fund VI, L.P. (“AIF VI”), (viii) Apollo Advisors VI, L.P. (“Advisors VI”), (ix) Apollo Capital Management VI, LLC (“ACM VI”), (x) Apollo Principal Holdings I, L.P. “(Principal I”), (xi) Apollo Principal Holdings I GP, LLC (“Principal I GP”), (xii) Apollo Management VI, L.P. (“Management VI”), (xiii) AIF VI Management, LLC (“AIF VI LLC”), (xiv) Apollo Management, L.P. (“Apollo Management”), (xv) Apollo Management GP, LLC (“Apollo Management GP”), (xvi) Apollo Management Holdings, L.P. (“Management Holdings”), and (xvii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Sprouts, LLC, Sprouts Overseas, Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Sprouts Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”  Sprouts Incentive, Sprouts Coinvest and Sprouts Management no longer hold any shares of the Issuer’s Common Stock and will no longer be included as Reporting Persons following this Amendment No. 1 to Schedule 13G.

Sprouts LLC and Sprouts Overseas each hold shares of the Issuer’s Common Stock.  Sprouts Overseas GP is the general partner of Sprouts Overseas.  AIF VI is the sole member of Sprouts LLC.  Advisors VI is the general partner of AIF VI.  ACM VI is the general partner of Advisors VI.  Principal I is the sole member of ACM VI and Principal I GP is the general partner of Principal I.  Management VI is the manager of Sprouts LLC, Sprouts Overseas GP, Sprouts Incentive, Sprouts Coinvest and Sprouts Management, and the investment manager of AIF VI.  AIF VI LLC is the general partner of Management VI.  Apollo Management is the sole member and manager of AIF VI LLC, and Apollo Management GP is the general partner of Apollo Management.  Management Holdings is the sole member and manager of Apollo Management GP, and Management Holdings GP is the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Sprouts, LLC, Sprouts Overseas, Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Sprouts Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, New York, New York 10019.

(c)

Citizenship
Sprouts Overseas, AIF VI, Advisors VI, Principal I, Management VI, Apollo Management and Management Holdings are Delaware limited partnerships.  Sprouts LLC, Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Sprouts Overseas GP, ACM VI, Principal I GP, AIF VI LLC, Apollo Management GP and Management Holdings GP are Delaware limited liability companies.

	(d)	Title of Class of Securities Common stock, par value $0.001 (the “Common Stock”).
	(e)	CUSIP Number 85208M102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Sprouts LLC:	8,302,329 shares of Common Stock
		Sprouts Overseas:	7,545,471 shares of Common Stock
		Sprouts Incentive:	0 shares of Common Stock
		Sprouts Coinvest:	0 shares of Common Stock
		Sprouts Management:	0 shares of Common Stock
		Sprouts Overseas GP:	7,545,471 shares of Common Stock
		AIF VI:	8,302,329 shares of Common Stock
		Advisors VI:	8,302,329 shares of Common Stock
		ACM VI:	8,302,329 shares of Common Stock
		Principal I:	8,302,329 shares of Common Stock
		Principal I GP:	8,302,329 shares of Common Stock
		Management VI:	15,847,800 shares of Common Stock
		AIF VI LLC:	15,847,800 shares of Common Stock
		Apollo Management:	15,847,800 shares of Common Stock
		Apollo Management GP:	15,847,800 shares of Common Stock
		Management Holdings:	15,847,800 shares of Common Stock
		Management Holdings GP:	15,847,800 shares of Common Stock

Sprouts LLC and Sprouts Overseas each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. , Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Sprouts Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Sprouts LLC:	5.5%
	Sprouts Overseas:	5.0%
	Sprouts Incentive:	0.0%
	Sprouts Coinvest:	0.0%
	Sprouts Management:	0.0%
	Sprouts Overseas GP:	5.0%
	AIF VI:	5.5%
	Advisors VI:	5.5%
	ACM VI:	5.5%
	Principal I:	5.5%
	Principal I GP:	5.5%
	Management VI:	10.5%
	AIF VI LLC:	10.5%
	Apollo Management:	10.5%
	Apollo Management GP:	10.5%
	Management Holdings:	10.5%
	Management Holdings GP:	10.5%

The percentage amounts are based upon 151,278,237 shares of Common Stock outstanding as of November 7, 2014, as reported in the Rule 424(b)(7) Prospectus as filed by the Issuer with the Securities and Exchange Commission on November 12, 2014.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
	Sprouts LLC:	8,302,329 shares of Common Stock
	Sprouts Overseas:	7,545,471 shares of Common Stock
	Sprouts Incentive:	0 shares of Common Stock
	Sprouts Coinvest:	0 shares of Common Stock
	Sprouts Management:	0 shares of Common Stock
	Sprouts Overseas GP:	7,545,471 shares of Common Stock
	AIF VI:	8,302,329 shares of Common Stock
	Advisors VI:	8,302,329 shares of Common Stock
	ACM VI:	8,302,329 shares of Common Stock
	Principal I:	8,302,329 shares of Common Stock
	Principal I GP:	8,302,329 shares of Common Stock
	Management VI:	15,847,800 shares of Common Stock
	AIF VI LLC:	15,847,800 shares of Common Stock
	Apollo Management:	15,847,800 shares of Common Stock
	Apollo Management GP:	15,847,800 shares of Common Stock
	Management Holdings:	15,847,800 shares of Common Stock
	Management Holdings GP:	15,847,800 shares of Common Stock

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of:
	Sprouts LLC:	8,302,329 shares of Common Stock
	Sprouts Overseas:	7,545,471 shares of Common Stock
	Sprouts Incentive:	0 shares of Common Stock
	Sprouts Coinvest:	0 shares of Common Stock
	Sprouts Management:	0 shares of Common Stock
	Sprouts Overseas GP:	7,545,471 shares of Common Stock
	AIF VI:	8,302,329 shares of Common Stock
	Advisors VI:	8,302,329 shares of Common Stock
	ACM VI:	8,302,329 shares of Common Stock
	Principal I:	8,302,329 shares of Common Stock
	Principal I GP:	8,302,329 shares of Common Stock
	Management VI:	15,847,800 shares of Common Stock
	AIF VI LLC:	15,847,800 shares of Common Stock
	Apollo Management:	15,847,800 shares of Common Stock
	Apollo Management GP:	15,847,800 shares of Common Stock
	Management Holdings:	15,847,800 shares of Common Stock
	Management Holdings GP:	15,847,800 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.WITH RESPECT TO SPROUTS INCENTIVE, SPROUTS COINVEST AND SPROUTS MANAGEMENT ONLY

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2015

AP SPROUTS HOLDINGS, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP SPROUTS HOLDINGS (OVERSEAS), L.P.

By:	AP Sprouts Holdings (Overseas) GP, LLC
its general partner

	By:	Apollo Management VI, L.P.
its manager

		By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP SPROUTS INCENTIVE, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP SPROUTS COINVEST, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP SPROUTS MANAGEMENT, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AP SPROUTS HOLDINGS (OVERSEAS) GP, LLC

By:	Apollo Management VI, L.P.
its manager

	By:	AIF VI Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P.
its general partner

	By:	Apollo Capital Management VI, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President